Exhibit 99.1

NEWS RELEASE December 16, 2019

Contacts: Dan Schlanger, CFO
Ben Lowe,VP & Treasurer
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3050

CROWN CASTLE RELEASES
2018 CORPORATE SUSTAINABILITY REPORT
December 16, 2019 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) ("Crown Castle") announced today the release of its 2018 Corporate Sustainability Report (“CSR”). The CSR is posted in the “Investors” section of Crown Castle’s website at http://investor.crowncastle.com. The inaugural report provides an opportunity for Crown Castle to connect with its key stakeholders and demonstrate the company’s commitment to operating responsibly and sustainably as it focuses on delivering long-term shareholder value.
“Technology is changing the way we interact with the world,” stated Jay Brown, Crown Castle’s Chief Executive Officer. “Crown Castle’s unique portfolio of shared communications infrastructure - towers, small cells, and fiber - all works together to set the stage for new innovation, bringing the world’s biggest ideas and possibilities to people and businesses.”
ABOUT CROWN CASTLE
Crown Castle owns, operates and leases more than 40,000 cell towers and more than 75,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service - bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.